Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Achilles Therapeutics plc:

We consent to the use of our report dated March 1, 2020, with respect to the consolidated balance sheets of Achilles Therapeutics plc (and subsidiaries) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Reading, United Kingdom

March 25, 2021